Exhibit 99.1

SITO Mobile Appoints Scott L. Kauffman as Interim Chief Executive Officer

JERSEY CITY, N.J., Jan. 23, 2020 (GLOBE NEWSWIRE) -- SITO Mobile, Ltd. (Nasdaq: SITO) today announced the appointment of Scott L. Kauffman as the Company’s new Interim Chief Executive Officer.

Mr. Kauffman brings to SITO over three decades of experience in corporate executive and board leadership positions with both private and public companies in transition. He is a widely recognized industry leader in the fields of Internet media, consumer marketing and digital entertainment, amassing a unique background as a media, tech and Silicon Valley entrepreneur.

Jon Bond, SITO Mobile’s Chairman, commented, “Scott is a critical addition to SITO’s executive management team at this key inflection point in our Company. His years of experience, operational acumen and discipline will be crucial to helping SITO stabilize our financial position and reestablish shareholder value. We look forward to benefiting from Scott’s proven expertise to configure the Company for future success.”

Prior to joining SITO Mobile, Mr. Kauffman was the Chairman & CEO of New York based MDC Partners, a publicly-traded global advertising agency holding company, where he fostered a culture of innovation and collaboration while driving global expansion. Previously, Mr. Kauffman was recruited to Silicon Valley by Kleiner Perkins, where he ran several early-stage venture-backed companies, including AdKnowledge, Coremetrics, MusicNow, Zinio and BlueLithium. Mr. Kauffman was also Vice President & General Manager of online services for CompuServe, and a presenting member on the road show for one of the Internet industry’s first successful IPOs, led by Goldman Sachs.

As early as 1992, Ad Age named Mr. Kauffman one of the top 100 marketers in the country, and in 1996 named him one of 20 “Digital Media Masters.” More recently he was recognized among the Wall Street Journal’s “Advertising Industry Executives to Watch” in 2016 and 2017, and one of Adweek’s 2017 “Power Players.”

Mr. Kauffman replaces Tom Pallack, who has resigned from SITO for personal reasons.

About SITO Mobile, Ltd.

SITO is a leading mobile data technology company that provides brands customized, data-driven solutions spanning strategic insights and media campaign delivery services. Through Consumer Behavior and Location Sciences™, SITO provides powerful actionable insights resulting in increased clarity and better business decisions.

The Company is publicly traded on the NASDAQ Stock Market under the ticker symbol “SITO.” For more information regarding, please visit www.sitomobile.com.

Investor contact:

Tom Candelaria
Phone: 760-803-9900
Email: tom.candelaria@sitomobile.com